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                                                                    EXHIBIT 99.8

                                VOTING AGREEMENT
                                       AND
                                IRREVOCABLE PROXY

      This VOTING AGREEMENT AND IRREVOCABLE PROXY (this "Agreement"), dated as of November 9, 2001, by and among Expedia, Inc., a Washington corporation ("Expedia" or the "Company"), Microsoft Corporation, a Washington corporation ("Microsoft"), Microsoft E-Holdings, Inc., a Nevada corporation ("E-Holdings"; Microsoft and E-Holdings are collectively referred to as "Stockholder") and for purposes of Sections 7.2, 7.3 and 8 only, USA Networks, Inc. ("USA").

                              W I T N E S S E T H:

      WHEREAS, USA, Expedia, Taipei, Inc., a wholly owned subsidiary of USA ("Merger Sub"), Microsoft and E-Holdings have entered into an Amended and Restated Agreement and Plan of Recapitalization and Merger, dated as of July 15, 2001 (the "Merger Agreement"), providing for, among other things, the Transactions on the terms and subject to the conditions set forth therein (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement);

      WHEREAS, as of the date hereof, Stockholder beneficially owns the number of Voting Shares (as defined herein) set forth on Attachment A hereto (the "Owned Shares");

      WHEREAS, the Company intends to hold its annual meeting of shareholders in November, 2001 for the purposes of, among other things, having such shareholders consider and vote on a proposal (i) to approve the Merger Agreement, (ii) to elect seven directors to serve on the Company's board of directors until the 2002 annual meeting of Expedia shareholders, and (iii) to adopt the Expedia, Inc. 2001 Stock Plan and, in connection therewith, has filed a joint proxy statement/prospectus on Form S-4 on August 22, 2001 (the "Expedia S-4"); and

      WHEREAS, in connection with the Transactions, Stockholder has agreed to vote all of the Owned Shares, together with any shares of Company Stock acquired after the date of this Agreement, whether upon the exercise of options, conversion of convertible securities or otherwise, and any other voting securities of the Company (whether acquired heretofore or hereafter) that are beneficially owned by Stockholder or over which Stockholder has, directly or indirectly, the right to vote (collectively, the "Voting Shares"), in favor of
(i) the nominees to Expedia's board of directors proposed by the Company in Proposal No. 4 included in Expedia's Registration Statement on Form S-4, filed with the SEC on August 22, 2001, as thereafter amended (the "Expedia S-4"), and
(ii) the adoption of the Expedia, Inc. 2001 Stock Plan, adopted by the Company's board of directors in August 2001, and proposed by the Company in Proposal No. 5 included in the Expedia S-4.

      NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


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1. AGREEMENT TO VOTE; IRREVOCABLE PROXY.

      1.1 AGREEMENT TO VOTE. Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or any adjournment thereof, or by written consent, Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) all of its Voting Shares in favor of the approval of (i) the nominees to Expedia's board of directors proposed by the Company in Proposal No. 4 included in the Expedia S-4, and (ii) the adoption of the Expedia, Inc. 2001 Stock Plan, adopted by the Company's board of directors in August 2001 and proposed by the Company in Proposal No. 5 included in the Expedia S-4.

      1.2 IRREVOCABLE PROXY. Solely with respect to the matters described in
Section 1.1, for so long as this Agreement has not been terminated pursuant to its terms, Stockholder hereby irrevocably appoints Expedia as its proxy (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 23B.07.220 of the Washington Business Corporation Law) to vote solely on the matters described in Section 1.1, and in accordance therewith. Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein.

2. TERMINATION.

      2.1 TERMINATION OF THIS AGREEMENT. This Agreement shall (i) terminate automatically on the termination of the Merger Agreement, in accordance with its terms and (ii) be deemed satisfied in full and terminated upon the consummation of all of the Transactions, PROVIDED, HOWEVER, that if the Effective Time occurs, the provisions of Section 5.3, Section 7.5 and Section 7.6, shall survive in accordance with their terms.

      2.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 2.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; PROVIDED, HOWEVER, no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination; PROVIDED FURTHER, that if the Effective Time occurs, Section 7.5, Section 7.6 and Section 8 shall not be void and the parties shall continue to be liable in connection therewith.

3. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder hereby represents and warrants to Expedia as follows:

      3.1 DUE ORGANIZATION. Microsoft has been duly organized and is validly existing under the laws of the state of Washington and Sub has been duly organized, is validly existing and is in good standing under the laws of the state of Nevada.

      3.2 POWER; DUE AUTHORIZATION; BINDING AGREEMENT. Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, except that enforceability may be subject to the effect of any applicable bankruptcy,


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reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

      3.3 OWNERSHIP OF SHARES. On the date hereof, the Owned Shares set forth opposite Stockholder's (or Stockholder's controlled affiliate's) name on Attachment A hereto are owned of record or beneficially by Stockholder or such entity and constitute all of the Voting Shares owned of record or beneficially by Stockholder, free and clear of any claims, liens, encumbrances, and security interests, including, for greater certainty, any right in favor of a third party to exercise voting rights with respect to such shares except insofar as voting rights with respect to the Owned Shares may be limited by a Voting and Election Agreement among USA and Stockholder, dated July 15, 2001 (the "Voting and Election Agreement"). As of the date hereof, Stockholder (together with any controlled affiliates of Stockholder listed on Attachment A) has, and as of the date of the shareholder meeting of the Company (or action by written consent) in connection with the Merger Agreement and the transactions contemplated thereby, Stockholder (together with any such entity) will have (except as otherwise permitted by this Agreement), sole voting power and sole dispositive power with respect to all of the Owned Shares except insofar as voting rights with respect to the Owned Shares may be limited by the Voting and Election Agreement.

      3.4 NO CONFLICTS. Subject to the filings being made pursuant to Section
4.4 of the Merger Agreement and the effectiveness and/or receipt of consents or approvals in connection with such filings, the execution and delivery of this Agreement by Stockholder does not, and the performance of the terms of this Agreement by Stockholder will not, (a) require Stockholder or any of its affiliates to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign,
(b) require the consent or approval of any other person pursuant to any material agreement, obligation or instrument binding on Stockholder or its properties and assets, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Stockholder or pursuant to which any of its or its affiliates' respective properties or assets are bound or
(d) violate any other agreement to which Stockholder or any of its affiliates is a party including, without limitation, any voting agreement, stockholders agreement, irrevocable proxy or voting trust, except for any consent, approval, filing or notification which has been obtained as of the date hereof or the failure of which to obtain, make or give would not, or any conflict or violation which would not, prevent, delay or materially adversely affect the consummation of the transactions contemplated by this Agreement or the Merger Agreement and except as noted in Section 3.3.

4. REPRESENTATIONS AND WARRANTIES OF EXPEDIA. Expedia hereby represents and warrants to Stockholder as follows: Expedia is a corporation duly organized and validly existing under the laws of the state of Washington. Expedia has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Expedia of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Expedia, and no other proceedings on the part of Expedia are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Expedia and constitutes a valid and binding agreement of Expedia, except that


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enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

5. CERTAIN COVENANTS OF STOCKHOLDER. Stockholder hereby covenants and agrees with Expedia as follows:

      5.1 RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE. Except as contemplated herein or in the Voting and Election Agreement, Stockholder hereby agrees, while this Agreement is in effect, at any time prior to the Effective Time, not to (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Voting Shares, other than to controlled affiliates, (b) grant any proxies or powers of attorney, deposit any Voting Shares into a voting trust or enter into a voting agreement with respect to any Voting Shares, other than to controlled affiliates, (c) take any action that would cause any representation or warranty of Stockholder contained herein to become untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement or (d) commit or agree to take any of the actions prohibited by this sentence. Any transfer of Voting Shares not permitted hereby shall be null and void. Stockholder agrees that any such prohibited transfer may and should be enjoined. If any involuntary transfer of any of the Voting Shares shall occur (including, but not limited to, a sale by Stockholder's trustee in any bankruptcy, or a sale to a purchaser at any creditor's or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Voting Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect.

      5.2 ADDITIONAL SHARES. Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Expedia of the number of any new Voting Shares acquired by Stockholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement.

      5.3 FURTHER ASSURANCES. From time to time, at the request of Expedia or Stockholder and without further consideration, Stockholder or Expedia, respectively, shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by Sections 1, 5 and 6 of this Agreement, in the case of Stockholder, and Section 2, in the case of Expedia.


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6. STOP TRANSFER ORDER. In furtherance of this Agreement, and concurrently herewith, Stockholder shall and hereby does authorize the Company or the Company's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Voting Shares. At the request of Expedia, Stockholder shall cause to be provided to Expedia evidence of such stop transfer order.

7.    MISCELLANEOUS.

      7.1 NON-SURVIVAL. The representations and warranties made herein shall not survive the termination of this Agreement.

      7.2 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, together with the Merger Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except as contained in the Voting and Election Agreement. USA shall be deemed to be a third party beneficiary of this Agreement with respect to Sections 1, 2, 5, 6 and 7.3. Except as set forth in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto.

      7.3 AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the Stockholder and Company, PROVIDED that (i) Sections 1, 2, 5, 6, 7.2, 8 and this Section 7.3 shall not be modified, amended, altered or supplemented without the prior written consent of USA and (ii) USA shall be notified promptly following any other modification, amendment, alteration or supplementation to this Agreement.

      7.4 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, by facsimile transmission or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to Stockholder:

   Microsoft Corporation
   One Microsoft Way
   Redmond, WA 98052
   Attention:  Deputy General Counsel, Finance and Operation
   Facsimile:  (425) 936-7329


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with a copy to:

   Preston Gates & Ellis LLP
   701 Fifth Avenue, Suite 5000
   Seattle, Washington 98104-7078
   Attention:  Richard B. Dodd, Esq.
   Facsimile:  (206) 623-7022

If to Expedia:

   13810 SE Eastgate Way, Suite 400
   Bellevue, Washington 98005
   Attention:  General Counsel
   Facsimile:  (425) 564-7251

with a copy to:

   Shearman & Sterling
   555 California Street, Suite 2000
   San Francisco, California 94104
   Attention:  Peter D. Lyons
   Facsimile:  (415) 616-1100

If to USA:

   152 West 57th Street
   New York, NY  10019
   Attention:  General Counsel
   Facsimile:  (212) 314-7329

with a copy to:

   Wachtell, Lipton, Rosen & Katz
   51 West 52nd Street
   New York, NY  10019
   Attention:  Pamela S. Seymon, Esq.
               Andrew J. Nussbaum, Esq.
   Facsimile:  (212) 403-2000

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

      7.5 GOVERNING LAW

            (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

            (b) Each party hereto irrevocably submits to the jurisdiction of any Washington state court or any federal court sitting in the State of Washington in any action arising out of or


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relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Washington state or federal court. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

            (c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each party hereto hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

            (d) Each party hereto waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each party hereto certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section.

      7.6 REMEDIES. Each of Stockholder and Expedia recognize and acknowledge that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain irreparable injury and damages, for which money damages would not provide an adequate remedy, and therefore each of Stockholder and Expedia agrees that in the event of any such breach by the other, Stockholder or Expedia, as the case may be, shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief.

      7.7 COUNTERPARTS. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

      7.8 DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      7.9 SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.


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8. WAIVER BY USA. USA hereby consents to and waives any breach of the Voting and
Election Agreement that may result from the execution of this Agreement by Microsoft or from Microsoft's performance of its obligations under this Agreement in accordance with its terms.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]




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             SIGNATURE PAGE--VOTING AGREEMENT AND IRREVOCABLE PROXY

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

EXPEDIA, INC.

By: /s/ Richard N. Barton
    ---------------------------------------
     Name:  Richard N. Barton
     Title: Chief Executive Officer

MICROSOFT CORPORATION

By: /s/ Richard Emerson
    ---------------------------------------
     Name:  Richard Emerson
     Title: Senior Vice President, Corporate
            Development and Strategy

MICROSOFT E-HOLDINGS, INC.

By: /s/ Thomas A. Baumbach
    ---------------------------------------
     Name:  Thomas A. Baumbach
     Title: President and Treasurer

For purposes of Sections 7.2, 7.3 and 8 only

USA NETWORKS, INC.

By: /s/ Julius Genachowski
    ---------------------------------------
     Name:  Julius Genachowski
     Title: Senior Vice President


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                                  ATTACHMENT A

33,602,258 Shares of Company Common Stock

Warrants to purchase up to 120,452 Shares of Company Common Stock (as such number may be decreased in the event of a cashless exercise of the Warrants)





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